Exhibit 1.1

EXECUTION COPY

AMENDMENT NUMBER ONE

to the

MASTER REPURCHASE AGREEMENT

Dated as of December 9, 2010,

among

PENNYMAC CORP., as a Seller

PENNYMAC MORTGAGE INVESTMENT TRUST HOLDINGS I, LLC, as a Seller

PENNYMAC LOAN SERVICES, LLC, as Servicer

and

CITIBANK, N.A., as Buyer

This AMENDMENT NUMBER ONE (this “Amendment Number One”) is made this 25th day of February, 2011 among PENNYMAC CORP. (“PennyMac”) and PENNYMAC MORTGAGE INVESTMENT TRUST HOLDINGS I, LLC (“PMIT Holdings” and together with PennyMac, jointly and severally, the “Seller” or “Sellers”), PENNYMAC LOAN SERVICES, LLC (“Servicer”) and CITIBANK, N.A. (“Buyer”), to the Master Repurchase Agreement, dated as of December 9, 2010, among Sellers, Servicer and Buyer, as such agreement may be amended from time to time (the “Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

RECITALS

WHEREAS, Sellers, Servicer and Buyer have agreed to amend the Agreement to increase the Maximum Aggregate Purchase Price and to make certain other changes to the Agreement, as more specifically set forth herein; and

WHEREAS, as of the date hereof, Sellers and Servicer represent to Buyer that Seller Parties are in full compliance with all of the terms and conditions of the Agreement and each other Program Document and no Default or Event of Default has occurred and is continuing under the Agreement or any other Program Document.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1.           Amendments.  Effective as of February 25, 2011, the Agreement is hereby amended as follows:

(a)           Section 2 of the Agreement is hereby amended by adding the defined term “Additional Commitment Fee” after the definition of “Additional Amount” as set forth below:

“Additional Commitment Fee” shall have the meaning set forth in the Pricing Side Letter.

(b)           Section 2 of the Agreement is hereby amended by deleting clause (15) of the definition of “Eligible Loan” and replacing it with the following:

which is secured by a Mortgaged Property located in the States of Georgia, Arkansas, North Carolina,  Massachusetts, Illinois or Mississippi, or any other state in which any Seller is not licensed to own mortgage loans.

(c)           Section 2 of the Agreement is hereby amended by deleting the definition “LIBO Base Rate” in its entirety and replacing it with the following:

“LIBO Base Rate” means the rate determined daily by Buyer on the basis of the offered rate for one-month U.S. dollar deposits, as such rate appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on such date; provided that if such rate does not appear on Reuters Screen LIBOR01 Page, the rate for such date will be the rate determined by reference to such other comparable publicly available service publishing such rates as may be selected by Buyer in its sole discretion and communicated to Seller.  Notwithstanding anything to the contrary herein, Buyer shall have the sole discretion to re-set the LIBO Base Rate on a daily basis.

(d)           Section 2 of the Agreement is hereby amended by deleting the definition “Maximum Aggregate Purchase Price” in its entirety and replacing it with the following:

“Maximum Aggregate Purchase Price” shall mean $250,000,000.

(e)           Section 2 of the Agreement is hereby amended by deleting the definition “Pricing Side Letter” in its entirety and replacing it with the following:

“Pricing Side Letter” shall mean the amended and restated pricing side letter, dated as of February 25, 2011, among Sellers and Buyer, as the same may be amended, supplemented or modified from time to time.

(f)            Section 4(c) of the Agreement is hereby amended by adding the following language to the end of such subsection to read as follows:

In connection with the increase in the Maximum Aggregate Purchase Price on February 25, 2011, Sellers agree to pay to Buyer an amount equal to the Additional Commitment Fee,, such payment to be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to Buyer on February 25, 2011.  Buyer may, in its sole discretion, net such Additional Commitment Fee from the proceeds of any Purchase Price paid to any Seller.  The Additional Commitment Fee is and shall be deemed to be fully earned and non-refundable when paid.

SECTION 2.           Defined Terms.  Any terms capitalized but not otherwise defined herein shall have the respective meanings set forth in the Agreement.

SECTION 3.           Fees and Expenses.  Sellers agree to pay to Buyer all reasonable out of pocket costs and expenses incurred by Buyer in connection with this Amendment Number One (including all reasonable fees and out of pocket costs and expenses of the Buyer’s legal counsel) in accordance with Sections 23 and 25 of the Agreement.

SECTION 4.           Representations.  Sellers and Servicer hereby represent to Buyer that as of the date hereof, each Seller Party is in full compliance with all of the terms and conditions of the Agreement and each other Program Document and no Default or Event of Default has occurred and is continuing under the Agreement or any other Program Document.

SECTION 5.           Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK,

WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 6.           Counterparts.  This Amendment Number One may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

SECTION 7.           Limited Effect.  Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms.  Reference to this Amendment Number One need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

IN WITNESS WHEREOF, Sellers, Servicer and Buyer have caused this Amendment Number One to be executed and delivered by their duly authorized officers as of the day and year first above written.

PENNYMAC CORP.
(Seller)

		By:	/s/ David M. Walker
Name: David M. Walker
Title: Chief Credit Officer

PENNYMAC MORTGAGE INVESTMENT TRUST HOLDINGS I, LLC
(Seller)

		By:	/s/ David M. Walker
Name: David M. Walker
Title: Chief Credit Officer

PENNYMAC LOAN SERVICES, LLC,
(Servicer)

		By:	/s/ David M. Walker
Name: David M. Walker
Title: Vice President, Credit

CITIBANK, N.A.
(Buyer and Agent, as applicable)

		By:	/s/ Susan Mills
Name: Susan Mills
Title: Vice President

Acknowledged:

PENNYMAC MORTGAGE INVESTMENT TRUST

By:	/s/ David M. Walker
Name: David M. Walker
Title: Chief Credit Officer

Amendment Number One to Master Repurchase Agreement